UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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TAUBMAN CENTERS, Inc.
(Name of Registrant as Specified in Its Charter)

Land & Buildings Capital Growth Fund, LP L & B Real Estate Opportunity Fund, LP Land & Buildings GP LP Land & Buildings Investment Management, LLC Charles Elson Jonathan Litt
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (“Taubman” or the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 8, 2017, Land & Buildings’ Founder and Chief Investment Officer, Jonathan Litt, issued the following statement:

“Taubman continues to selectively interpret the facts when it comes to their underperformance and their attacks on Land and Buildings’ nominees.  Particularly telling is their cherry-picking of the time periods and peer groups most advantageous to them when assessing their own performance, and conveniently leaving out that the superficial corporate governance “enhancements” they point to only came about – we believe – after our involvement and critiques.  Further, the Company failed to address in any constructive way its history of poor capital allocation, persistent poor operating margins, missed revenue opportunities, and the dual class structure that effectively limits the ability of shareholders to have their voices heard.

For all these reasons and more, we believe the Company has only underscored our belief that our two independent and highly-qualified director nominees, Charles Elson and myself, will bring the fresh perspectives and objectivity that is currently lacking on the Board and can help reverse the trend of value destruction at Taubman.”